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                                                                                 Exhibit 12

                                   GREAT PLAINS ENERGY

                    COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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                                     2001        2000       1999        1998        1997
                                                        (Thousands)
Income (loss) before
 extraordinary item and
 cumulative effect of changes
 in accounting principle             ($40,043) $128,631     $81,915    $120,722     $76,560
Add:
Equity investment losses                  376    19,441      24,951      11,683       2,748
Minority interests in
 subsidiaries                          (5,038)        -           1      (2,222)       (575)
 Income subtotal                      (44,705)  148,072     106,867     130,183      78,733

Add:
Taxes on income                       (35,914)   53,166       3,180      32,800       8,079
Kansas City earnings tax                  583       421         602         864         392

 Total taxes on income                (35,331)   53,587       3,782      33,664       8,471

Interest on value of
 leased property                       10,679    11,806       8,577       8,482       8,309
Interest on long-term debt             84,995    60,956      51,327      57,012      60,298
Interest on short-term debt             9,915    11,537       4,362         295       1,382
Mandatorily redeemable
  Preferred Securities                 12,450    12,450      12,450      12,450       8,853
Other interest expense
 and amortization                       5,188     2,927       3,573       4,457       3,990

 Total fixed charges                  123,227    99,676      80,289      82,696      82,832

Earnings before taxes
 on income and fixed
 charges                              $43,191  $301,335    $190,938    $246,543    $170,036
Ratio of earnings to
 fixed charges                        (a)          3.02        2.38        2.98        2.05

 (a) An $80.0 million deficiency in earnings caused the ratio of earnings to fixed charges to be less than a one-to-one coverage.

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